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                                SUPPLY AGREEMENT


                           DATED AS OF APRIL 3, 1997

                                    BETWEEN

                             MAXWELL PRODUCTS, INC.

                                      AND

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
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                                TABLE OF CONTENTS


         SECTION                                                        PAGE
         -------                                                        ----



         1.       MANUFACTURE AND SUPPLY.................................  1

         2.       DELIVERY, CLAIMS, DELAYS RETURNS.......................  3

         3.       PRICES AND PAYMENT.....................................  4

         4.       TAXES AND OTHER GOVERNMENTAL CHARGES...................  5

         5.       TERM AND TERMINATION...................................  5

         6.       PRODUCT WARRANTIES.....................................  6

         7.       REPRESENTATIONS AND RELATIONSHIP OF THE PARTIES........  6

         8.       TOOLING................................................  7

         9.       SUBMISSIONS TO REGULATORY AGENCIES.....................  8

         10.      MANUFACTURER'S OPERATIONS, INSPECTIONS AND REPORTS
                  CONCERNING FACILITIES..................................  9

         11.      INDEMNITY AND INSURANCE................................ 11

         12.      EVENTS OF CUSTOMER DEFAULT............................. 11

         13.      EVENTS OF MANUFACTURER DEFAULT......................... 12

         14.      PATENT INFRINGEMENT.................................... 14

         15.      FORCE MAJEURE.......................................... 14

         16.      NONDISCLOSURE OF INFORMATION; NON-COMPETITION.......... 15

         17.      HEADINGS............................................... 16

         18.      FAILURE TO ENFORCE..................................... 16

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                            TABLE OF CONTENTS (CON'T)


         SECTION                                                         PAGE
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         19.      SEVERABILITY............................................ 16

         20.      ENTIRE AGREEMENT........................................ 17

         21.      NOTICES................................................. 17

         22.      CHOICE OF LAW........................................... 18

         23.      RESOLUTION BY NEGOTIATION; ARBITRATION.................. 18

         24.      BINDING AGREEMENT....................................... 20

         25.      COUNTERPARTS............................................ 20

          Appendix A    -        Products and Specifications
          Appendix B    -        Prices
          Appendix C    -        Manufacturer's Standard Costs
          Appendix D    -        Standard Warranty Terms
          Appendix E    -        Tooling
          Appendix F    -        Manufacturer's Product Liability Insurance
                                 Coverages
          Appendix G    -        Customer's Product Liability Insurance
                                 Coverages
          Appendix H    -        Non-Disclosure and Confidentiality Agreement

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                                SUPPLY AGREEMENT


                  THIS SUPPLY AGREEMENT deemed is made and entered into as of April 3, 1997 ("Agreement") by and between Maxwell Products, Inc., a California corporation ("Manufacturer"), and GRAHAM-FIELD HEALTH PRODUCTS, INC., a Delaware corporation (which, together with its subsidiaries that it authorizes to order Products as provided herein, are referred to as "Customer").


                                    RECITALS

                  Manufacturer has agreed to manufacture and supply to Customer, utilizing tooling acquired and/or fabricated by Manufacturer for Customer's account, and Customer has agreed to purchase from Manufacturer, powder-coated home healthcare beds and replacement parts for home healthcare beds, on the terms and conditions set forth therein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

1.       MANUFACTURE AND SUPPLY.

         1.1 Manufacturer shall, subject to the terms and conditions of this Agreement, manufacture and sell exclusively to Customer certain products comprising Customer's powder-coated home healthcare bed product line and parts and accessories related thereto, as described more fully in Appendix "A" hereto (the "Products"), conforming in all material respects to the specifications referenced in Appendix "A" hereto, including as applicable Underwriter's Laboratories ("UL") and United States Food and Drug Administration ("FDA") requirements and standards, as the same may be revised from time to time by Customer (the "Specifications"). Customer acknowledges that the Products do not include mattresses. Manufacturer will bear all costs and expenses related to manufacturing equipment, inventories of raw materials, supplies, components, work-in-process and finished Products, and all start-up costs excluding fabrication and/or acquisition of tooling associated with the lay-out of the manufacturing plant, in order to meet Customer's requirements for Products during the term of this Agreement.

         1.2 Customer shall purchase from Manufacturer, and Manufacturer shall sell to Customer, Products in the following quantities:

                  (i) Customer will purchase from Manufacturer at least 15,000 complete bed products ("Bed Units") during each twelve-month period during the term of this Agreement, and at least 1,000 Bed Units in each calendar month during the term hereof;
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                  (ii) Manufacturer will not be obligated to sell to Customer more than 25,000 Bed Units during any twelve-month period during the term of this Agreement, or more than 2,500 Bed Units in any calendar month during the term hereof, unless, in either case, Manufacturer agrees to accept Customer's orders for a greater quantity; and

                  (iii) Manufacturer will sell to Customer replacement parts and accessory Products on an as ordered basis.

                  (iv) If either (a) Customer fails to order at least 15,000 Bed Units in any twelve-month period ending on July 31st during the term of this Agreement, or (b) Manufacturer fails to supply in quantities ordered by Customer up to 25,000 Bed Units in any twelve-month period ending on July 31 during the term of this Agreement, Customer shall pay Manufacturer (if Customer fails to so order at least 15,000 Bed Units in any such twelve-month period), and Manufacturer shall pay Customer (if Manufacturer fails to supply Customer's requirements in quantities ordered by Customer up to a total of 25,000 Bed Units in any such twelve-month period), as liquidated damages, an amount equal to the product of (i) $40.00 and (ii) either the number of Bed Units not so ordered by Customer or the number of Bed Units not so supplied by Manufacturer, as the case may be. Any amount payable under this Section 1.2(iv) shall be paid on or prior to August 10th following the end of the twelve-month period in which the failure occurs.

         1.3 So long as this Agreement or any successor thereto remains in effect, on or prior to the last day of each calendar month Customer will have placed firm orders for Bed Units, parts and accessories it desires to purchase during the next two (2) calendar months and Customer will provide an estimate (forecast) of its purchase requirements for Bed Units, parts and accessories for the three (3) calendar months thereafter, so at all times Manufacturer will have binding purchase orders covering two months and non-binding forecasts for an additional three months. Except with the Manufacturer's consent, which shall not be unreasonably withheld, firm orders for beds for any calendar month will not differ from the forecast for that month by more than twenty percent (20%). Customer's firm orders will specify a mix of bed units, parts and accessories reasonably acceptable to Manufacturer.

         1.4 New Products may be added to Appendix A from time to time upon such terms, including pricing and quantities, as Manufacturer and Customer shall agree in writing. Customer shall supply Manufacturer with specifications for any new Products. After a new Product is added to Appendix "A," orders therefor shall be used to satisfy the minimum purchase requirements for all subsequent periods. Failure of the parties to agree on any terms for adding new Product to Appendix A shall not relieve either party from their obligations set forth in this Agreement or constitute cause for cancellation or termination of this Agreement.

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         1.5 Manufacturer may not unreasonably decline any purchase order for
Products from Customer under and in accordance with the terms of this Agreement and such purchase order will be deemed accepted unless declined within fifteen
(15) days of receipt.

2.       DELIVERY, CLAIMS, DELAYS, RETURNS.

         2.1 All Products will be sold F.O.B. Manufacturer's facilities in Cerritos, California, unless otherwise agreed in writing as to particular shipments. Customer shall be responsible for all costs of shipping Products. Partial shipments are allowed under this Agreement, provided that no shipment of Bed Units (other than a shipment out of warehouse storage) shall be in less than a truckload quantity without Customer's prior approval unless delaying any shipment will delay said shipment beyond that specified in the purchase order relating thereto.

         2.2 Shipment of any order for Products shall be in accordance with the agreed upon schedule for the period in question. Manufacturer will make all reasonable efforts to accommodate schedule changes when requested by Customer.

         2.3 The parties hereby acknowledge that time is of the essence with respect to the delivery dates specified in individual orders. Customer reserves the right to cancel, without liability, part or all of any order not shipped within fifteen (15) days from the period specified in the order (or twenty (20) days in the case of replacement shipments for previously shipped non-conforming goods), provided that Customer shall have given Manufacturer written notice, in accordance with the terms of this Agreement for giving notice, of Customer's intent to cancel and Manufacturer has not shipped the Products within five (5) days after the date of such notice; notwithstanding the foregoing, Customer shall not be obligated to give Manufacturer such opportunity to cure prior to cancellation more than three (3) times in any three-month period.

         2.4 Manufacturer acknowledges that Customer will acquire Products for resale to Customer's customers and, accordingly, the ultimate purchaser will not be in a position to inspect the same for any non-conformance, defect, damage or shortage until delivery thereof to said purchaser; Customer will notify Manufacturer within fifteen (15) business days following receipt by Customer of any notice from the ultimate purchaser of any Product of any claim that the Product does not conform with the Specifications or any defect, damage or shortage therein, other than any defect, damage and/or shortage arising in transport after said goods became F.O.B. as provided in Section 2.1 above. Customer shall immediately (within two (2) business days) notify Manufacturer of any such non-conformance, defect, damage or shortage observed by Customer. Any disputes that arise regarding the nature or existence of any non-conformance, defect, damage or shortage shall be resolved


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pursuant to Article 23.

3.       PRICES AND PAYMENT.

         3.1 The unit prices to be paid for the Products listed on Appendix "A" hereto ordered pursuant to this Agreement during the twelve months ending July 31, 1998 shall be the prices specified on Appendix "B" hereto. The addition of new Products to Appendix "A" shall be subject to agreement by Customer and Manufacturer on appropriate pricing for such new Products, which will be specified in an addendum to Appendix "B". The unit prices to be paid for replacement parts and accessories ordered pursuant to this Agreement shall be an amount determined as specified on Appendix "B" hereto.

         3.2 Payment terms for all Products sold hereunder shall be net thirty
(30) days from the later of the date or receipt of invoice. Invoices not paid within fifteen (15) calendar days of when due shall bear a late charge (prime - price differential) of one percent (1%) per month from the date due as stated on such invoices until paid. Manufacturer may fax invoices which will be deemed received when transmitted to Customer's facility from which the purchase order relating thereto was issued or such other facility as Customer may designate in writing.

         3.3 All replacement parts and accessories will be shipped to Customer's facilities as designated from time to time. Manufacturer shall not be required to "drop ship" such items, or to ship them to locations other than Customer's facilities designated for such items.

         3.4 The unit prices on Appendix B will be reduced by fifty percent (50%) of any cost savings realized by Manufacturer from changes in design, motors or other major components that are proposed by either party and accepted by the other party; provided, however, that any impact that such change would have on Manufacturer's operating and production procedures shall be taken into account in determining the amount, if any, of any such cost savings. Effective as of the first day of each twelve-month period during the term of this Agreement, commencing August 1, 1998, any net increase in Manufacturer's costs of raw materials, supplies and components of Products from and after August 1, 1997, which are purchased in accordance with reasonable procurement practices at least as efficient as those currently followed by Manufacturer, will be reflected by an appropriate increase in the Materials component of Manufacturer's Standard Cost for the affected item, and any net increase in Manufacturer's labor costs from and after August 1, 1997 will be reflected by an appropriate increase in the Labor component of Manufacturer's Standard Costs. In the event of any such increase in Materials and/or Labor components of Manufacturer's Standard Costs, the unit prices on Appendix B will be increased to preserve the gross margins reflected in the unit prices in effect as of August 1, 1997


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(adjusted for any reduction pursuant to the first sentence of this Section 3.4).

         3.5 Notwithstanding the foregoing provisions of this Article 3, it is specifically understood by Customer and Manufacturer that in order for the Products to remain competitive within the market for home healthcare beds, pricing must remain competitive with market trends, yet at the same time each party understands that Manufacturer must maintain the right to charge reasonable prices that take into account direct and indirect manufacturing costs, capital investment and profit. If market trends result in such pricing of Products becoming non-competitive in the market for home healthcare beds, or if materials and labor costs involved in manufacturing the Products should increase based on inflation and other factors beyond Manufacturer's control, Customer and Manufacturer will in good faith discuss and consider a revision of the Product pricing terms set forth in this Article 3 in order to meet the reasonable expectations of the parties. This provision commits the parties to do no more than to meet and confer in good faith, and the inability of the parties to agree to any modification of pricing based on discussions undertaken pursuant to this provision shall not excuse either party from performance of such party's obligations arising under this agreement or constitute cause for cancellation or termination of this agreement.

4.       TAXES AND OTHER GOVERNMENTAL CHARGES.

                  Any and all use, sales and other taxes, fees or charges of any nature whatsoever imposed by any governmental authority on or with respect to the sale of the Products to Customer shall be paid by and invoiced to Customer as an addition to the purchase price of Products (unless a sale for resale or other exemption is available which is supported by documentation reasonably satisfactory to Manufacturer).

5.       TERM AND TERMINATION.

         5.1 This Agreement shall become effective when executed, and delivery of the first bed units shall commence on or about August 1, 1997, or as the parties may otherwise agree. The date on which said first bed units are delivered shall be deemed the anniversary date of this Agreement. The term of this Agreement shall expire two (2) years following the delivery of the first bed units, and shall be automatically extended from year-to-year thereafter unless terminated by either party upon written notice given at least one hundred eighty days (180) days prior to its scheduled termination date based upon the original term or any renewal thereof, unless sooner terminated by either party upon written notice to the other at any time following the expiration of any cure period following any notice of an Event of Manufacturer Default or Customer Default (as hereinafter defined).

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         5.2 Upon termination of this Agreement, Manufacturer shall observe
Customer's instructions regarding work in progress. Unless such termination is due to an Event of Manufacturer's Default, Customer shall pay for all materials, work in process and finished goods purchased or manufactured against Customer's purchase orders.

         5.3 All payment obligations of Customer for Products ordered prior to any termination of this Agreement and all obligations and rights of both Manufacturer and Customer in Articles 6, 8, 11, 14, 16, 22 and 23 shall survive the termination or expiration of this Agreement.

6.       PRODUCT WARRANTIES.

                  All Products sold by Manufacturer to Customer pursuant to this Agreement shall be warranted by Manufacturer for a period of fifteen (15) months from date of manufacture as provided herein to be free from defects in materials and workmanship and to be manufactured in accordance with the Specifications, all applicable generally recognized industry standards (including all applicable UL and FDA requirements and standards) in accordance with the terms specified in Appendix "D" hereto. Any claim for breach of such warranty must be submitted within the specified warranty period. During said warranty period, Manufacturer shall, at Manufacturer's option, either replace or repair, at no charge to Customer, any Products (or parts of Products) that are found to be defective by Manufacturer. Manufacturer will evaluate all claims for breach of such warranty and provide a written report to Customer, within fifteen (15) business days after submission, summarizing its findings. Customer shall return such defective Products or parts or dispose of them as Manufacturer requests. In no event shall Manufacturer's liability under this warranty provision exceed the replacement cost of any defective Product.

7.       REPRESENTATIONS AND RELATIONSHIP OF THE PARTIES.

         7.1 Customer hereby represents and warrants to Manufacture that (i) Customer owns or has the legal right to use all trademarks used on the Products;
(ii) Customer's design and specifications for the Products are free of defects; and (iii) Customer has the legal right and ability to enter into this Agreement and be bound by its terms.

         7.2 Manufacturer hereby represents and warrants to Customer that (i) Manufacturer will convey to Customer good title to the Products free and clear of all security interests and liens; (ii) the Products will be manufactured in accordance with Customer's specifications free of defects in materials and workmanship; and (iii) Manufacturer has the legal right to enter into this Agreement and be bound by its terms.

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         7.3 This Agreement shall not be construed to make either party (or its
Affiliates, principals, officers, employees or agents) an Affiliate, agent , partner or joint venturer with the other party. Neither party shall have any right or authority whatsoever to incur any liability, obligation (express or implied), or to otherwise act in any manner in the name or on behalf of the other, or to make any promise, warranty or representation binding on the other. For purposes of this Agreement, the term "Affiliate" means any entity in which Manufacturer or Customer, as the case may be, controls at least twenty percent (20%) of the indicia of ownership or control, or which controls or is under common control by a third party controlling such indicia of ownership or control with Manufacturer or Customer, as the case may be.

8.       TOOLING.

         8.1 The parties acknowledge that in reliance upon a Letter of Intent dated on or about January 15, 1997, Manufacturer has acquired and/or fabricated for Customer's account the tooling described on Appendix "E" hereto (the "Tooling") and Customer shall reimburse Manufacturer for such Tooling upon receipt of the vendor's or Manufacturer's invoices for such Tooling. Customer acknowledges that in many instances Manufacturer fabricated items of Tooling as opposed to ordering same from outside vendors in order to save time and expedite Manufacturer's preparation for commencing production. Further, Customer acknowledges that all of said Tooling is reasonably necessary in that the prices set forth in Appendix B are predicated upon utilizing such Tooling to manufacture components in-house in lieu of out- sourcing such components.

         8.2 As part of the Standard Cost of Products, Manufacturer shall provide normal maintenance to the Tooling provided, however, that, in the event Manufacture reasonably determines that any major repair or replacement of any Tooling is required to manufacture Products hereunder (other than as a result of Manufacturer's failure to provide normal maintenance or operator negligence), Manufacturer shall advise Customer of such requirement and Manufacturer shall be responsible for effecting such repair or replacement and Customer shall reimburse Manufacturer for the reasonable costs of such major repair or replacement. Customer shall be responsible for the cost of any additional Tooling fabricated or purchased by Manufacturer at the request of Customer and shall make payment therefor upon presentation of invoice(s) as set forth above.

         8.3 Subject to the terms and provisions set forth herein, all Tooling fabricated or acquired by Manufacturer and paid for by Customer under this Agreement shall be returned to or for the account of Customer upon the earlier to occur of (i) the Customer's request and direction for the return of such Tooling upon the occurrence of a Force Majeure which prevents Manufacturer from resuming full


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production within thirty (30) days following the onset thereof, or (ii) within fifteen (15) days following the termination or expiration of this Agreement.

         8.4 Manufacturer agrees to procure and maintain in full force and effect throughout the term of this Agreement a policy of general insurance in favor of Customer (as loss payee and additional insured) covering the replacement value of the Tooling against loss or damage and any claims, liabilities or expenses asserted by any person arising out of the use of such Tooling. Manufacturer shall furnish to Customer a copy of such policy or policies or a certificate from the insurance company or companies attesting to such coverage. Such policy or policies shall contain provisions that the issuing companies will not cancel or change such policy or policies except upon thirty
(30) days' prior written notice to Customer.

         8.5 Manufacturer agrees that the Tooling acquired by Manufacturer for the account of Customer will be used solely for the production of the Products sold to Customer and that neither Manufacturer nor any of its Affiliates will use the Tooling or any duplicates thereof to produce products of any kind for any other party.

9.       SUBMISSIONS TO REGULATORY AGENCIES.

         9.1 Customer shall prepare and submit all documents required by the FDA, UL and any other applicable regulatory agencies for approval to market the Products. Manufacturer shall cooperate fully with Customer and such regulatory agencies in the effort to obtain approval to market the Products, including without limitation providing a right of reference to any plant files of Manufacturer as may be required or providing such information and other cooperation as may be necessary for approval. The parties recognize that approval may be delayed or postponed by a regulatory agency through no fault of the parties, and it is agreed that any such delay or postponement shall not constitute a default under this Agreement. Subject to the confidentiality provisions set forth herein, Customer shall allow Manufacturer access to such parts of the documents submitted by it to regulatory authorities as may be necessary for Manufacturer to satisfy its obligations under this Agreement.

         9.2 Manufacturer shall prepare and submit all documents required by the FDA, UL and any other applicable regulatory agencies for approval of any facility utilized for manufacturing, packaging and testing the Products, including without limitation any master file and any "Standard Operating Procedures" required to comply with applicable good manufacturing practices
(GMP). Manufacturer shall not make any amendment to such file or other documents without notification to, and prior approval, by Customer. Manufacturer and Customer shall jointly perform all process and equipment validation required by the FDA, UL and other applicable regulatory agencies for approval. The parties recognize that approval may be delayed or postponed by a regulatory agency through no fault of the parties, and it is agreed that

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any such delay or postponement shall not constitute a default under this
Agreement.

         9.3 Prior to July 31, 1998 (unless extended by written agreement), Manufacturer, at its sole cost and expense, will have obtained such certification (by a recognized certification organization) and be in compliance with all "CE" marking requirements as reasonably necessary to enable Customer to market the Products in Customer's export markets. Customer shall provide such support and assistance requested by Manufacturer as Customer is able, including consulting services by Customer's employees with prior experience in obtaining such certifications at no cost or charge to Manufacturer. Once any such certification is obtained, Manufacturer shall maintain such certification throughout the term of this Agreement. Failure of Manufacturer to obtain such certification as specified herein and once obtained, to maintain such certification shall constitute an Event of Manufacturer's Default which, if not cured as provided herein, shall constitute cause to terminate this Agreement in accordance with Section 13.2.

         9.4 Customer and/or Manufacturer, as the case may be, shall advise the other from time to time of the status of regulatory review of any submitted documents by either party in connection with such party's fulfilling its obligations to obtain regulatory approvals, etc., as provided herein, and any consequential revision of any expected approval date. Customer shall notify Manufacturer of any submission to any regulatory agency of any supplement, amendment or revision to submitted documents which has an impact on manufacturing, packaging or testing procedures used by Manufacturer, or on Customer's estimates of the quantity of Products that Manufacturer will be required to manufacture, package and test hereunder.

         9.5 Each party shall obtain and maintain in full force and effect all appropriate regulatory filings, authorizations, approvals and consents and shall maintain all documents and records relating to its responsibilities with respect to the Products. Each party shall promptly forward to the other party all notices of adverse findings with respect to Products that it receives, and shall cooperate fully with the other party in investigating each such incident.

10.      MANUFACTURER'S OPERATIONS, INSPECTIONS AND REPORTS
         CONCERNING FACILITIES.

         10.1 Manufacturer shall manufacture, package and test the Products at its Cerritos, California facility or other location reasonably acceptable to Customer which complies with the requirements of Sections 10.2 and 10.3. During the course of this Agreement, Manufacturer and Customer will closely cooperate with each other in order to assure satisfactory compliance by Manufacturer with Customer's manufacturing, packaging and testing standards and requirements. Each party shall share with the other such party's manufacturing, packaging and testing know-how relating to the procedures


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used for the manufacture of Products subject to the confidentiality provisions set forth herein.

         10.2 Prior to full scale manufacturing, packaging and testing by Manufacturer of any Product that it has not previously manufactured, Customer's employees shall be permitted to advise and inform the employees of Manufacturer with respect to such of Customer's manufacturing, packaging, testing and other production processes as may be necessary for Manufacturer to perform its obligations hereunder (and shall do so at Manufacturer's request).

         10.3 Customer's employees and representatives shall at all times adhere to the safety regulations and practices and work schedules established by Manufacturer.

         10.4 Manufacturer shall keep appropriate records regarding its manufacture of the Products at its Cerritos, California facility (or other manufacturing facility designated pursuant to Section 9.1), in such form as Customer may reasonably request, including monthly inventory and production reports indicating quantities of raw materials, work-in-process and finished Products (i) on hand at the beginning of each month, (ii) produced during the month, and (iii) on hand at the end of the month. All such records shall be made available to Customer for inspection at any time during regular business hours upon reasonable prior notice.

         10.5 Upon prior request, Manufacturer shall provide Customer or its designees access at all reasonable times to its Manufacturer's manufacturing facility (in Cerritos, California or other manufacturing facility designated pursuant to Section 9.1) to observe and inspect all phases of the work performed by Manufacturer under this Agreement. Without limiting the generality of the foregoing, Manufacturer shall permit Customer or its designees from time to time: (i) to inspect such facility; and (ii) to review the compliance of Manufacturer with its obligations as set forth herein regarding manufacturing practices and procedures.

         10.6 Manufacturer shall permit Customer or its designees to meet and confer with the General Manager (or equivalent) of such manufacturing facility and such other executives of Manufacturer or key managerial personnel employed at such manufacturing facility as Customer may reasonably request. Manufacturer shall also cause such personnel to provide Customer and its designees such regular and special reports and other information as may be reasonably requested by Customer to protect the interests of Customer under this Agreement.

11.      INDEMNITY AND INSURANCE.



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         11.1 Manufacturer shall defend, indemnify and hold Customer, its directors, officers and employees harmless from and against any and all costs, damages, expenses (including reasonable attorneys' fees), losses, suits, claims, demands and liability including those arising out of bodily injury (including death), property damage, and personal injury to the extent such results from or arises out of any act, omission, misrepresentation, negligence or breach of this Agreement by Manufacturer.

         11.2 Customer shall defend, indemnify and hold Manufacturer, its directors, officers and employees harmless from and against any and all costs, damages, expenses (including reasonable attorneys' fees), losses, suits, claims, demands and liability including those arising out of bodily injury (including death), property damage, and personal injury to the extent such results from or arises out of any act, omission, misrepresentation, negligence or breach of this Agreement by Customer.

         11.3 Manufacturer agrees to procure and maintain the product liability insurance coverages for manufacturing described on Appendix F to this Agreement, and Customer agrees to maintain the product liability insurance coverages for design described on Appendix G to this Agreement, or, in each case, substantially similar coverages, covering all Products manufactured and sold under this Agreement, and each party shall cause the other party to be named as an additional insured under each of its policies. Each party shall furnish to the other party a copy of each of its policies or a certificate from the insurance company or companies attesting such coverage. Each such policy shall contain provisions that the issuing company will not cancel or change such policy except upon thirty (30) days' prior written notice to the party so named as loss payee and additional insured.

12.      EVENTS OF CUSTOMER DEFAULT.

         12.1 Each of the following shall constitute and "Event of Customer Default":

                  (i) the failure by Customer to make any payment due to Manufacturer hereunder including late charges, if any, (except for the payment of any amount which is the subject of a good faith dispute between the parties) within fifteen (15) business days after Manufacturer has given written notice to Customer, in accordance with the terms of this Agreement for giving notice, that such payment is sixty (60) or more days past due;

                  (ii) following any material breach of this Agreement by Customer which is not remedied within thirty (30) business days after Manufacturer has given written notice to Customer, in accordance with the terms of this Agreement for giving notice, of such breach (without limiting the foregoing, any breach by Customer of its obligations under Sections 1.2, Section 1.3, Article 10, Article 11 and Section 16.2 (shall be deemed in material breach of this Agreement), unless Customer is diligently pursuing the cure for


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such remedy within the applicable period and such breach is cured within sixty
(60) business days from the date of such written notice;

                  (iii) the commencement by Customer of a voluntary proceeding under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or the consent by Customer to the institution of such proceedings against it or to the appointment of or the taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of Customer or of all or substantially all of its properties; or the making by Customer of a general assignment for the benefit of creditors;

                  (iv) the entry of a decree or order for relief by a court having jurisdiction in respect of Customer: adjudging Customer a bankrupt or insolvent; or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of Customer in any involuntary proceeding or case under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Customer or of all or substantially all of its properties; or ordering the winding-up or liquidation of its affairs; and the continuation of such decree or order unstayed and in effect for a period of thirty (30) days; or

                  (v) the dissolution or liquidation of Customer, other than in connection with a merger, consolidation or reorganization under the terms of which the surviving corporation remains liable for all obligations of Customer to Manufacturer hereunder.

         12.2 Upon the occurrence of an Event of Customer Default, Manufacturer shall have the right by written notice to Customer, in accordance with the terms hereof for giving notice, to (i) terminate this Agreement, (ii) collect what is owed for any and all unpaid invoices determined pursuant to Section 3.2, above, and (iii) obtain liquidated damages equal to the product of (A) $40.00 and (B) the difference between 15,000 beds and the number of beds ordered by Customer between August 1 and the date of such occurrence.

13.      EVENTS OF MANUFACTURER DEFAULT.

         13.1 Each of the following shall constitute an "Event of Manufacturer Default":

                  (i) following any material breach of this Agreement by Manufacturer which is not remedied within thirty (30) business days after Customer has given written notice to Manufacturer, in accordance with the terms of this Agreement for giving notice, of such breach (without limiting the foregoing, any breach by Manufacturer of any of its obligations under Section 1.1, Section 1.2, Section 2.3, Section 2.4, Article 6, Section 8.4, Article 9,
Section 10.2, Section 10.3, Article 11, or Article 16 hereof shall be deemed a material breach of this Agreement), unless Manufacturer is diligently pursuing the cure for such remedy within the applicable period and such breach is cured within sixty (60) business days from the date of such written notice;

                  (ii) the commencement by Manufacturer of a voluntary proceeding under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or the consent by Manufacturer to the institution of such proceedings against it or to the appointment of or the taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of Manufacturer or of all or substantially all of its properties; or the making by Manufacturer of a general assignment for the benefit of creditors;

                  (iii) the entry of a decree or order for relief by a court having jurisdiction in respect of Manufacturer: adjudging Manufacturer a bankrupt or insolvent; or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of Manufacturer in any involuntary proceeding or case under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Manufacturer, or of all or substantially all of its properties; or ordering the winding-up or liquidation of its affairs; and the continuation of such decree or order unstayed and in effect for a period of thirty (30) days; or

                  (iv) the dissolution or liquidation of Manufacturer, other than in connection with a merger, consolidation or reorganization under the terms of which the surviving corporation remains liable for all obligations of Manufacturer to Customer hereunder.

         13.2 Upon the occurrence of an Event of Manufacturer Default, Customer shall have the right by written notice to Manufacturer, in accordance with the terms hereof for the giving of notice, to (i) terminate this Agreement, (ii) repossess the Tooling and (iii) obtain liquidated damages equal to the product of (A) $40.00 and (B) the difference between 25,000 beds and the number of beds supplied by Manufacturer between the previous August 1 and the date of such occurrence.

         13.3 Manufacturer hereby acknowledges that Customer and its Affiliates will suffer irreparable and continuing harm upon the occurrence of an Event of Manufacturer Default unless Customer is allowed to recover its Tooling as provided herein or if Manufacturer uses such Tooling or any copies thereof to manufacture Products in violation of the terms of this Agreement, and that legal remedies would be inadequate in the event thereof. Accordingly, Manufacturer agrees that, upon the occurrence of an Event of Manufacturer Default, Customer and its Affiliates shall, in addition to any other rights and remedies available under law and in equity, have the right and remedy to obtain injunctive relief and to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction so as to prevent such irreparable and continuing harm. Manufacturer and Customer hereby confer non-exclusive jurisdiction to enforce the provisions of this Agreement upon the federal or the state courts located in Los Angeles, California, and each consents to service of process by means of delivery in the same manner required for notices under this Agreement as provided in Article 21 of this Agreement.

14.      PATENT INFRINGEMENT.

         14.1 Customer agrees, at its own expense, to defend any action or suit brought against Manufacturer alleging that any Product or any part thereof manufactured in accordance with the Specifications infringes any enforceable patent issued to any other person or any valid trade secret, proprietary information or other intellectual property right of any other person. Customer will pay all costs and damages, including all costs of defense and attorneys' fees and also including any judgment awarded against Manufacturer in any such suit; provided, however, that Customer is promptly notified in writing of such action or suit and is given full authority and full and proper information and assistance available to Manufacturer for the defense of said action or suit. Customer shall not be responsible for any compromise or settlement of such suit or action made by Manufacturer without Customer's consent.

         14.2 If the use or sale of any Product becomes (or in the opinion of Customer is likely to become) the subject of an infringement claim, Customer may, at its option and expense, (i) secure a right to use or sell the Product or
(ii) make modifications to the Specifications that would render the use or sale of the Product non-infringing, provided, however, that Manufacturer may adjust prices as reasonably necessary to reflect any increased costs of labor or materials resulting from any such modification of the Specifications.

         14.3 The foregoing indemnification shall not apply if the infringement arises from Products not manufactured by Manufacturer pursuant to this Agreement in accordance with the Specifications.

15.      FORCE MAJEURE.

         15.1 Neither party shall be liable for any loss, damage or penalty as a result of any delay in or failure to manufacture, deliver or otherwise perform hereunder due to any cause demonstrably beyond that party's reasonable control, including without limitation: embargo; governmental act, order, ruling, regulation or request; fire; explosion; accident; theft; vandalism; riot; shortages; strike or other work stoppage; lightning, flood, windstorm or other act of God; delay in transportation; equipment or tooling failure; or inability to obtain necessary fuel, materials, supplies or power. The party suspending performance in whole or in part as a result of any such delay or failure shall give prompt written notice thereof to the other party, stating therein the nature thereof, the specific reasons therefor, and the expected duration thereof and any alternatives thereto which such party believes may reasonably be pursued, and shall resume performance as soon as reasonably possible. Following any occurrence that causes any party to suspend performance in whole or in part, such party shall promptly initiate such reasonable measures as will, if reasonably possible, remove or relieve such suspension so as to enable it to resume performance of its obligations as soon as reasonably possible. During the continuance of such delay or failure which prevents the delivery or ordering of Products hereunder for a period of twenty (20) or more business days, the quantities of beds for which liquidated damages would other wise be payable under Section 1.2(iv), Section 12.2 and/or Section 13.2 of this Agreement shall be reduced by the quantity of beds affected by such delay or failure.

         15.2 If any Force Majeure prevents either party from resuming performance under the agreement after the passage of thirty (30) days, upon the election of the other party this agreement will be deemed terminated as though it had expired according to its terms; provided, however, if Customer does not take delivery and pay for all Products produced pursuant to purchase orders issued prior to the commencement of such Force Majeure and buy from Manufacturer at cost all raw materials which Manufacturer had purchased pursuant to Customer's forecasts and/or purchase orders given to Manufacturer prior to the onset of such Force Majeure, Manufacturer shall be entitled to utilize such raw materials then in its possession to produce completed Products, and to then sell all such Products (beds, parts and accessories, etc., as the case may be) without limitation or restriction. Upon completion of all manufacturing processes as provided herein, Customer shall be entitled to recover possession of its tooling. If the Force Majeure prevents Manufacturer from resuming production within thirty (30) days, Customer shall be entitled to take possession of all tooling and buy at cost all unused raw materials that Manufacturer may have acquired pursuant to purchase orders and/or forecasts.

16.      NONDISCLOSURE OF INFORMATION; NON-COMPETITION.

         16.1 Each party hereby agrees that all information relating to this Agreement disclosed to it by the other party, which information is in fact confidential or proprietary when disclosed to the other party or is then claimed and marked by the disclosing party to be confidential or proprietary, will be held and safeguarded by the receiving party as confidential information of the disclosing party, and the receiving party shall exert reasonable efforts in a manner consistent with the efforts which the receiving party uses to protect its own information to prevent any publication or other disclosure of such confidential information received from the disclosing party without the express authorization of the disclosing party. Customer's Specifications and designs are trade secrets of Customer and shall be treated as confidential and proprietary under this clause. Manufacturer agrees that only employees at its applicable manufacturing facility with a need to know for purposes of performance of this Agreement may have access to Customer's Specifications and designs and other confidential and proprietary data of Customer. The restrictions of this Section
16.1 shall not apply to information which becomes generally available to the public through no fault of the receiving party. Neither party shall be in breach of this provision when complying with any lawful order, notice or subpena, or when making necessary disclosures in connection with any regulatory submissions contemplated by this Agreement.

         16.2 Customer and Manufacturer agree that each party's agents and employees who may have access to the plant and facilities or confidential information of the other party shall sign and be bound by an appropriate Non-Disclosure and Confidentiality Agreement in the form set forth on Appendix H hereto.

         16.3 During the term of this Agreement neither Manufacturer nor any Affiliate of Manufacturer shall manufacture or sell any home healthcare bed products based upon Customer's design or any modification or revision thereof other than to Customer as provided herein, nor develop tooling for any such home healthcare bed products based on customer's tooling or any modification or revision thereof.

17.      HEADINGS.

                  The section headings herein are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

18.      FAILURE TO ENFORCE.

                  The failure of either party to enforce any of the terms of this Agreement shall not be construed as a waiver of rights hereunder preventing the subsequent enforcement of such provisions or the recovery of damages for breach thereof.

19.      SEVERABILITY.

                  In the event that any one or more provisions contained in this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

20.      ENTIRE AGREEMENT.

         20.1 This Agreement constitutes the entire Agreement between manufacturer and Customer, superseding any prior agreement between the parties. No modification of this Agreement shall be binding unless in writing and signed by authorized representatives of both parties.

         20.2 This Agreement is intended to cover all sales of Products by Manufacturer to Customer hereunder. Except as agreed to herein and unless otherwise expressly agreed to in writing, no written or printed terms or conditions in any purchase order, order confirmation, invoice or other document forwarded by either party to the other shall have the effect of varying any of the terms hereof, and the provisions of this Agreement shall be controlling.

21.      NOTICES.

                  All notices, communications and demands under this Agreement shall be in English and shall be made in writing by hand delivery, telefax, courier, registered or certified mail, return receipt requested, or by any other means of delivery which enables the sending party to verify receipt thereof. Such notice shall conclusively be presumed to be given or made: (i) at the time it is personally given or made in the case of personal delivery or transmission by telefax (with receipt confirmed); (ii) on the next business day after being sent by reputable overnight courier; or (iii) five (5) business days after mailing with sufficient postage or cost prepaid in the case of mail. All notices sent by means other than those made by hand delivery or registered or certified mail, return receipt requested, shall be promptly confirmed by registered or certified mail, return receipt requested. Any notices shall be addressed as follows:

         If to Manufacturer:                Maxwell Products, Inc.
                                            13151 Midway Place
                                            Cerritos, California 90703
                                            Attn:  President
                                            Fax:  (310) 926-1656

         With a copy to:                    Arthur L. Rolston, Esq.
                                            Billet & Kaplan
                                            1888 Century Park East
                                            Suite 1700
                                            Los Angeles, California  90067-1721
                                            Fax:  (310) 277-7062

         If to Customer:                    Graham-Field Health Products, Inc.
                                            400 Rabro Drive East
                                            Hauppauge, New York 11788
                                            Attn: General Counsel
                                            Fax: (516) 582-5608

         With a copy to:                    Everest & Jennings, Inc.
                                            c/o Graham-Field Temco, Inc.
                                            400 Rabro Drive East
                                            Hauppauge, New York  11788
                                            Attn:  President
                                            Fax:  (516) 582-5608

         or to such other person or address as either party may, by likely notice, specify to other.

22.      CHOICE OF LAW.

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.

23.      RESOLUTION BY NEGOTIATION; ARBITRATION.

         23.1 Except in the event of any litigation or proceeding commenced by any third party against either Manufacturer or Customer in which the other party is an indispensable party or potential third party defendant, and except for any action seeking enforcement of this Agreement pursuant to Section 13.3 of this Agreement, any dispute or controversy between the parties involving the interpretation, construction or application of any terms, covenants or conditions of this Agreement, or transactions under it, or any claim arising out of or relating to this Agreement, or transactions under it, shall on the request of one party served on the other, be submitted for resolution by senior executives designated by each party, who shall attempt to resolve such dispute or controversy in good faith and, in the event such resolution is not achieved within fifteen (15) business days of such request, shall be submitted to binding arbitration in accordance with provisions of this Section 23.

         23.2 Any such dispute, controversy or claim shall be resolved by binding arbitration conducted in New York, New York if initiated by Manufacturer or in Los Angeles, California if initiated by Customer (except as otherwise may be agreed by the parties in their discretion) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as herein specifically otherwise stated or amplified, and judgement upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the party against whom the award is sought to be entered. Any arbitration hereunder shall be conducted before and decided by a single arbitrator who is a retired judge or judicial officer experienced in adjudicating commercial disputes jointly selected by the parties if they can agree, or appointed by the American Arbitration Association pursuant to its rules if the parties have not agreed within thirty (30) days upon the filing and serving of the Demand as set forth herein.

         23.3 Notwithstanding anything to the contrary which may now or hereafter be contained in the Commercial Arbitration Rules of the American Arbitration Association, the procedures set out in this Section 23.3 shall apply.

                  (i) A notice of arbitration shall set out a clear and plain statement of the matter that the party sending the notice (the "Instituting Party") believes to be a breach or is in dispute. The demand (the "Demand") shall reference principal provisions of this Agreement that the Instituting Party views as controlling or out of the interpretation of which the dispute arises, and shall attach, if practicable, or, if not practicable, shall make available, copies of all pertinent documents and other things then in its possession which the Instituting Party views as having direct bearing on the relief sought under the Demand. The receiving party (the "Other Party") shall, within twenty (20) days of receipt of the Demand, provide to the Instituting Party and to the arbitrators a response (the "Answer"), referencing provisions of this Agreement that the Other Party views as controlling , and shall attach, if practicable, or, if not practicable, shall make available, copies of all pertinent documents and other things (other than those attached to the Demand) then in its possession which it views as having direct bearing to support the contentions of the Answer.

                  (ii) Subject to the authority of the arbitrator to allocate or award costs to one party or the other as part of any award, the parties shall share the costs (fees) of the arbitrator.

                  (iii) Discovery shall be liberally allowed by the arbitrator as contemplated by the U.S. Federal Rules of Civil Procedure, subject, however, to such limitations as the arbitrator determines to be appropriate under the circumstances, it being the parties mutual desire to have a prompt and efficient arbitration.

                  (iv) The arbitrator shall endeavor to promptly schedule and hold hearings (on consecutive days if practicable), and shall have authority to award relief (other than punitive damages) under legal or equitable principles, including interim or preliminary relief. Nothing in this Section 23.3 shall impair the right of a party to seek interim or preliminary relief in a court of competent jurisdiction before the arbitrator is appointed. The arbitrator may award attorneys' fees and expenses to the prevailing party in addition to any other relief to which such party may be entitled.

                  (v) The arbitrator shall, upon the request of either party, promptly (and in all events within thirty (30) days of the conclusion of the hearing) issue a proposed written opinion of his findings of fact and conclusions of law which shall become final and binding in accordance with the terms thereof unless either or both parties seek reconsideration in accordance with Subsection 23.3(vi). In making his decision, the arbitrator shall be bound by the terms of this Agreement. The arbitrator shall award reasonable attorneys' fees and expenses to the prevailing party in addition to any other relief to which such party may be entitled.

                  (vi) Either party shall have the right, within twenty (20) days of receipt of the arbitrator's proposed opinion, to file with the arbitrator a motion to reconsider (accompanied by a reasoned memorandum), and the other party shall have twenty (20) days to respond to that memorandum. After receipt of such memorandum and response, if any, the arbitrator thereupon shall reconsider the issues raised by said motion and, promptly, either confirm or change his decision which shall then be final and conclusive upon both parties. The costs of such a motion for reconsideration and written opinion of the arbitrator shall be borne by the moving party, or shared equally by both parties if both parties request such reconsideration, and each party shall bear its own attorneys' fees in connection with any such motion (or request) for reconsideration.

24.      BINDING AGREEMENT.

         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall be assignable by either party only with the written consent of the other party, which shall not be unreasonably withheld Upon any assignment, the assignor shall remain obligated for the performance of all then existing or thereafter arising obligations as provided herein. However, Customer may assign this Agreement to a purchaser of Customer's home healthcare bed product line who agrees in writing to assume Customer's obligations to Manufacturer and Customer will then be released from all accrued and unaccrued obligations thereafter arising only if Manufacturer reasonably determines that the proposed assignee is of equal or greater credit-worthiness in financial strength as is Customer as of the date of such proposed assignment. In no event shall any assignment relieve Customer from liability for all accrued and unaccrued obligations arising hereunder based upon events, occurrences or transactions prior to such assignment or based upon purchase orders and forecasts issued prior to such assignment.

25.      COUNTERPARTS.

         This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY
BE ENFORCED BY THE PARTIES.


                  IN WITNESS WHEREOF, an authorized representative of each party has signed this Supply Agreement below.

"MANUFACTURER":                         "CUSTOMER":

MAXWELL PRODUCTS, INC.                  GRAHAM-FIELD HEALTH PRODUCTS, INC.

By:____________________________         By:_______________________________

Name:__________________________         Name:____________________________

Title:_________________________         Title:________________________

                                                                      APPENDIX A


                           PRODUCTS AND SPECIFICATIONS



                           MODEL                     DESCRIPTION

                           SD258-5523                 full electric-shaft

                           SD858-5522                 semi electric-shaft

                           SD858-5520                 manual shaft

         The cable versions of these products shall be added to this list as agreed by the parties.

                                                                      APPENDIX B


                                     PRICES

BEDS
----
2 motor semi-electric (California)                    $357.62 ea., FOB Cerritos

3 motor full-electric                                 -        $

manual                                                -        $

fixed height                                          -       $

extra long                                            -       $

        (Prices Not Specified Shall Be Negotiated Based On Final Design)


PARTS AND ACCESSORIES

[to be added later by the parties based on final design and manufacturers' costing analysis]

                                                                      APPENDIX C


                      MANUFACTURER'S STANDARD COSTS

                      Head Motor                 $36.91

                      Foot Motor                 $36.87

                      Hand Control & PCB         $17.82 (includes duty & frt.)

                      Helical Spring             $ 9.75 (92 ea. of 3 sizes)

                      Inner Spring Decking       $ 9.71 (2 sections)

                                                                      APPENDIX D


                   MANUFACTURER'S WARRANTY ON HOME HEALTHCARE
                  PRODUCTS MANUFACTURED FOR GRAHAM-FIELD, INC.
                  AND SUBSIDIARIES PURSUANT TO SUPPLY AGREEMENT
                               DATED APRIL 3, 1997

         Maxwell Products, Inc. ("Maxwell"), hereby warrants that all products covered by this warranty shall be warranted by Maxwell for a period of fifteen
(15) months from the date of manufacture to be free from defects in materials and workmanship.

         This warranty shall not apply to any parts that have been subjected to misuse or improper service, that have been damaged in transit or handling, or that have been altered or repaired by unauthorized representatives.

         Any claim arising under this warranty must be submitted within the warranty period specified above. During said warranty period Maxwell shall, at its option, either replace or repair, at no charge to Graham-Field, any parts of components that are found to be defective by Maxwell. Maxwell shall not be responsible for or obligated to pay for freight or other transportation related costs or expenses in connection with any defective products or components that are returned to Maxwell's facility and/or any replacement products or components that are shipped from Maxwell's facility pursuant to this warranty.

         IN NO EVENT SHALL MAXWELL'S LIABILITY UNDER THIS WARRANTY EXCEED THE REPLACEMENT COST OF ANY DEFECTIVE PRODUCT OR COMPONENT THEREOF AND MAXWELL SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY OTHER DAMAGE OR LOSS NOT EXPRESSLY ASSUMED AS SET FORTH HEREIN.

         The foregoing constitutes an express warranty on the terms set forth above and is the only warranty or warranties applicable to the products it covers, all other warranties being denied. This warranty is expressly in lieu of all other warranties, whether expressed or implied.

                                                                      APPENDIX E


                                     TOOLING

                                                                      APPENDIX F


              MANUFACTURER'S PRODUCT LIABILITY INSURANCE COVERAGES

                                                                      APPENDIX G


                CUSTOMER'S PRODUCT LIABILITY INSURANCE COVERAGES

                                                                      APPENDIX H


                  NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

         WHEREAS the undersigned is employed by either Manufacturer or Customer as provided in that certain Supply Agreement dated March ____, 1997; and

         WHEREAS in connection therewith the undersigned may be provided with access to Customer's or Manufacturer's confidential and proprietary information concerning the design, manufacturing process, components and marketing plans and strategies related to the design and manufacturing of the Products as identified in said Supply Agreement excluding any information in the public domain or known to such party independent of any involvement in the relationship of the parties under the Supply Agreement (the "Confidential Information").

         NOW, THEREFORE, IT IS AGREED that for good and valuable consideration, the undersigned herewith promises to keep confidential, not disclose and to take all necessary precautions to prevent disclosure by others, of any and all Confidential Information of both a technical and commercial nature including but not limited to product design and related technical data of every kind and description, business and market information, customer lists and/or needs and/or requirements, cost and price data, source and supply data, processes and procedures and other trade secrets. Furthermore, the undersigned shall not use any of the Confidential Information, or allow it to be used by any of the undersigned's co-employees or workers or any other person without written authorization from Customer or Manufacturer, as the case may be unless such person has also signed a Nondisclosure and Confidentiality Agreement identical hereto. The promises and covenants herein shall remain in full force and effect following termination of said Supply Agreement. The undersigned expressly agrees that in the event either Customer or Manufacturer commences any action to enforce the provisions of this Non-Disclosure Agreement, said party shall be entitled to injunctive relief in addition to any other relief which may be granted. The undersigned expressly consents to the jurisdiction of and venue in the Superior Court of the State of California sitting in the County of Los Angeles.

Dated:______________                    ________________

                                        ________________

                                        ________________

                                        ________________


                                     - 29 -